Exhibit 99.01

Information Relating to Item 14 — Other Expenses of Issuance and Distribution

Expenses in connection with the issuance and distribution of $700,000,000 aggregate principal amount of First Mortgage Bonds of South Carolina Electric & Gas Company, consisting of $300 million aggregate principal amount of 3.50% Series due August 15, 2021 and $400 million aggregate principal amount of 4.25% Series due August 15, 2028, registered pursuant to Registration Statement on Form S-3 (File No. 333-223716-01) filed on March 16, 2018, other than underwriting compensation, are set forth in the following table.  All amounts are estimated except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission filing fee	$87,150
Printing and Delivery Expense	15,000
Blue Sky and Legal fees	45,000
Rating Agency fees	1,179,500
Trustee fees	24,500
Accounting services	45,000
Miscellaneous	3,850
Total	$1,400,000